Exhibit 99.2

Certain Information Regarding the Notes Offering

Overview

For the twelve months ended September 30, 2017, our as adjusted gallons of motor fuel distributed was 7.99 billion gallons, our As Adjusted Gross Profit was $1.048 billion and our As Adjusted LTM Adjusted EBITDA was $596 million. These as adjusted financial and operational metrics reflect our historical results of operations of only our continuing operations for the twelve months ended September 30, 2017 (which exclude the historical results of operations related to the Retail Transactions), as adjusted to give effect to the estimated impact of the 7-Eleven Fuel Supply Agreement (as defined below) and the estimated impact of the West Texas Commission Agent Arrangement (as defined below) as if they were in effect beginning on October 1, 2016.

Our Business Strategy

Our primary business objectives are to increase value through continued operational and financial growth utilizing the following strategies:

•	Utilize a multi-channel wholesale fuel distribution strategy to optimize stability of income streams;

•	Expand our business organically by adding new customers;

•	Opportunistically pursue third-party wholesale acquisition and other complementary and diversifying business acquisitions;

•	Continue to leverage our volume growth and relationships with fuel suppliers to improve our cost of sales and provide attractive motor fuel pricing to our customers;

•	Focus on fuel logistics and distribution business allowing for reduced capital requirements and expenses; and

•	Pursue a disciplined financial policy and maintain a conservative capital structure.

Our Competitive Strengths

We believe that we are well positioned to execute our business strategies successfully because of the following competitive strengths:

•	Our position as one of the largest motor fuel distributors in the United States allows us to maintain strong, long-term relationships with suppliers and offer competitive pricing through ongoing purchases of large volumes of motor fuel;

•	Our position as the exclusive wholesale supplier of the Sunoco-branded motor fuel and one of the largest independent motor fuel distributors of Exxon, Chevron and Valero motor fuel brands in the United States, which enables us to purchase the majority of our motor fuel at bulk prices and sell at branded prices;

•	Relatively stable cash flows from long-term, fixed margin contracts, including the 15 year take-or-pay fuel supply agreement with 7-Eleven, other fee-based assets and real estate rental income;

•	After the closing of the 7-Eleven Transaction, our direct ownership or control of approximately 900 real estate locations;

•	Our low maintenance capital and working capital requirements;

•	Utilizing our relationships with ETE and ETP to leverage shared services for lower general and administrative costs;

•	Our management team’s proven ability to develop and maintain customer relationships, integrate acquisitions and grow operations while maintaining financial discipline; and

•	Our diversified business, multi-channel fuel distribution and geographic reach mitigates risk and volatility through a wide mix of revenue sources and a presence in more than 30 states.

Recent Developments

Change in Chief Executive Officer

On November 6, 2017, we announced that Joseph Kim, our President and Chief Operating Officer at such time, had been named to replace our Chief Executive Officer, Robert W. Owens. Mr. Owens previously announced his retirement to be effective as of December 31, 2017.

Retail Transactions

The completion of the transactions related to our retail business described below reflects our renewed focus on the fuel logistics and distribution sector, which we believe provides us with significant economies of scale, a portfolio of diversified income streams, including multi-channels of wholesale fuel income, rent, royalties and franchise income, and the ability to operate efficiently. Although our business strategy will be concentrated on growing our fuel logistics and distribution business, we expect that the revenues we will receive from the 7-Eleven Fuel Supply Agreement and the West Texas Commission Agent Arrangement will result in EBITDA retention and improved leverage and distribution coverage ratios.

7-Eleven Transaction

On April 6, 2017, we entered into an Asset Purchase Agreement with 7-Eleven and SEI Fuel Services, Inc., a Texas corporation and wholly owned subsidiary of 7-Eleven. Pursuant to the Asset Purchase Agreement, we have agreed to sell 1,112 of our company-operated retail fuel outlets, together with ancillary businesses and related assets, including our proprietary Laredo Taco Company brand, for $3.3 billion. The purchase price is subject to certain adjustments, including (i) those relating to specified items that arise during post-signing due diligence and inspections and (ii) individual properties not ultimately being acquired by 7-Eleven due to the failure to obtain necessary third-party consents or waivers or because either we or 7-Eleven exercise our respective rights, under certain circumstances, to cause a specific property to be excluded from the transaction. The closing of the 7-Eleven Transaction is expected to occur on January 23, 2018, subject to the satisfaction or waiver of certain customary closing conditions for a transaction of this type, including the receipt of any approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

In connection with the closing of the 7-Eleven Transaction, we will enter into a 15-year “take or pay” fuel supply agreement with certain affiliates of 7-Eleven (“7-Eleven Fuel Supply Agreement”). Subject to a gallon reduction for sites that are not acquired by 7-Eleven pursuant to the provisions of the Asset Purchase Agreement, we expect the 7-Eleven Fuel Supply Agreement will require us to deliver approximately 2.2 billion gallons per year, plus additional aggregate growth volumes of up to 500 million gallons to be added incrementally over the first four years.

After the closing of the 7-Eleven Transaction, our business will primarily consist of a portfolio of income streams that are tied to fuel logistics and distribution operations, which we believe will be less capital intensive and result in reduced general and administrative expenses.

West Texas Commission Agent Arrangement

On December 5, 2017, we announced that we entered into an arrangement with a commission agent (the “Agent”) pursuant to which the Agent will assume operation of our 207 retail convenience store locations in West Texas, Oklahoma and New Mexico (the “West Texas Assets”) on a commission agent basis (the “West Texas Commission Agent Arrangement”). Under the West Texas Commission Agent Arrangement, we will retain ownership and control of the real property on which the retail sites are located and lease or sublease the sites to the Agent. The Agent will independently operate the retail convenience stores, employ the workers, and be responsible for all costs associated with routine operation and maintenance expenses, including all non-fuel inventories. We will supply the motor fuel sold at the fuel outlet locations and will pay the Agent a standard commission on each gallon of fuel sold at the location.

We believe that the West Texas Commission Agent Arrangement allows us to retain a material portion of the fuel margin related to the West Texas Assets and generate rental income through our ownership of the real estate. The arrangement also provides us with the opportunity to capture any upside growth in the West Texas Assets while also allowing us to reduce our expenses.

Portfolio Optimization Plan

On January 18, 2017, with the assistance of a third-party brokerage firm, we launched a portfolio optimization plan to market and sell 97 real estate assets. Real estate assets included in this process are company-owned locations, undeveloped greenfield sites and other excess real estate. The properties are being sold through a sealed-bid sale process and are located in Florida, Louisiana, Massachusetts, Michigan, New Hampshire, New Jersey, New Mexico, New York, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, Texas and Virginia. Of the 97 properties: 27 have been sold, 14 are under contract to be sold, 31 are being sold to 7-Eleven, one is under contract to be sold to a dealer and nine will remain in our real estate portfolio and will be operated by the Agent. The remaining 15 properties continue to be marketed by the third-party brokerage firm.

Redemption of Existing Senior Notes

On December 22, 2017, we issued conditional notices of redemption with respect to all of our outstanding 5.500% senior notes due 2020 (the “2020 Existing Notes”), 6.250% senior notes due 2021 (the “2021 Existing Notes”) and 6.375% Senior Notes due 2023 (the “2023 Existing Notes” and, together with the 2020 Existing Notes and the 2021 Existing Notes, the “Existing Senior Notes”). Subject to the closing of the 7-Eleven Transaction, on January 23, 2018, we will redeem all of our 2023 Existing Notes and 2021 Existing Notes at the applicable contractual redemption prices for such notes, which are customary “make-whole” prices, plus accrued and unpaid interest to, but excluding, the redemption date. Additionally, subject to the closing of the 7-Eleven Transaction, on January 23, 2018, we will redeem all of our 2020 Existing Notes at a price of 102.750% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date.

As Adjusted Financial Data

The following table shows certain of our historical financial data for only our continuing operations for the twelve months ended September 30, 2017 (which excludes the historical results of operations related to the Retail Transactions), as adjusted to give effect to the estimated impact of the 7-Eleven Fuel Supply Agreement and the estimated impact of the West Texas Commission Agent Arrangement as if they were in effect beginning on October 1, 2016.

	As Adjusted
	Quarter Ended December 31, 2016	Quarter Ended March 31, 2017	Quarter Ended June 30, 2017	Quarter Ended September 30, 2017	Twelve Months Ended September 30, 2017
	(dollars in millions)
As Adjusted Gross Profit(1)	$260	$239	$233	$316	$1,048
As Adjusted LTM Adjusted EBITDA(2)	$128	$146	$163	$159	$596

(1)	As Adjusted Gross Profit reflects our gross profit from continuing operations for the last twelve months ended September 30, 2017, as adjusted to give effect to the estimated impact of the 7-Eleven Fuel Supply Agreement and the estimated impact of the West Texas Commission Agent Arrangement as if they were in effect beginning on October 1, 2016. The following table presents a reconciliation for each quarter in the twelve-month period ended September 30, 2017 of gross profit from continuing operations to As Adjusted Gross Profit.

	As Adjusted Gross Profit
	Quarter Ended December 31, 2016	Quarter Ended March 31, 2017	Quarter Ended June 30, 2017	Quarter Ended September 30, 2017	Twelve Months Ended September 30, 2017
	(dollars in millions)
Gross profit from continuing operations	$209	$184	$165	$251	$809
Continuing operations gross profit impact(a)	51	55	68	65	239

As Adjusted Gross Profit	$260	$239	$233	$316	$1,048

(a)	Includes the estimated impact of the 7-Eleven Fuel Supply Agreement and the West Texas Commission Agent Arrangement.

(2)	As Adjusted LTM Adjusted EBITDA reflects our net income from continuing operations for the last twelve months ended September 30, 2017, before net interest expense, income taxes and depreciation, amortization and accretion expense from continuing operations for the same period, and as further adjusted to give effect to the estimated impact of the 7-Eleven Fuel Supply Agreement and the estimated impact of the West Texas Commission Agent Arrangement as if they were in effect beginning on October 1, 2016. The following table presents a reconciliation for each quarter in the twelve-month period ended September 30, 2017 of net income from continuing operations to As Adjusted LTM Adjusted EBITDA.

	As Adjusted LTM Adjusted EBITDA
	Quarter Ended December 31, 2016	Quarter Ended March 31, 2017	Quarter Ended June 30, 2017	Quarter Ended September 30, 2017	Twelve Months Ended September 30, 2017
	($ in millions)
Net income from continuing operations	$(82)	$15	$34	$132	$99

Consolidated interest expense, net	$49	$57	$54	$51	$211
Provision for income taxes	(41)	(13)	(57)	(44)	(155)
Depreciation, amortization and accretion expense	41	30	33	24	128
Non-cash reductions (additions) of continuing net income	117	9	39	(61)	104
Continuing operations EBITDA adjustments(a)	44	48	60	57	209

As Adjusted LTM Adjusted EBITDA	$128	$146	$163	$159	$596

(a)	Includes the estimated impact of the 7-Eleven Fuel Supply Agreement and the West Texas Commission Agent Arrangement.

Risks Related to Our Business

We expect to generate a significant portion of our motor fuel sales under the 7-Eleven Fuel Supply Agreement, and any loss, or change in the economic terms, of such arrangement could adversely affect our business, financial condition and results of operations.

We expect that the 7-Eleven Fuel Supply Agreement will represent a significant portion of our motor fuel sales in 2018. The 7-Eleven Fuel Supply Agreement is a 15-year fixed price, “take or pay” fuel supply arrangement with certain affiliates of 7-Eleven. The loss or change in economics of such arrangement and the inability to enter into new contracts on similar economically acceptable terms could have a material adverse effect on our business, financial condition and results of operations.